BofA California Tax-Exempt Reserves, BofA Cash
Reserves, BofA Government Plus Reserves, BofA
Government Reserves, BofA Money Market Reserves,
BofA Municipal Reserves, BofA New York Tax-Exempt
Reserves, BofA Tax-Exempt Reserves and BofA
Treasury Reserves

On July 17, 2012, a Type 497 supplement to the registration statement of BofA Funds Series Trust for the above-referenced funds was filed with the SEC (Accession number 0001104659-12-049335). It is hereby incorporated by reference as part of the response to this Sub-Item 77I of Form N-SAR.
This supplement disclosed certain clarifying changes to the investor eligibility criteria of Trust Class shares of the above-referenced funds and provided the resultant modified disclosure to the registrants registration statement.